Exhibit 99.1

v.3 9-4-03	Investor Relations contact: Myles McCormick Tel: 650/696-2933 investor_relations@gymboree.com

Media Relations contact: Jennifer Bonzagni Marshall Tel: 650/373-7637 media_relations@gymboree.com

Gymboree Corp. Chairman Emeritus Adopts 10b5-1 Trading Plan

BURLINGAME, Calif., Sept. 8, 2003 – The Gymboree Corporation (NASDAQ: GYMB) today announced that Stuart G. Moldaw, chairman emeritus of the board of directors of Gymboree Corp., has adopted a prearranged trading plan in accordance with Securities and Exchange Commission Rule 10b5-1.

Mr. Moldaw, 76, is planning the diversification of his portfolio in anticipation of his eventual retirement from The Gymboree Corporation’s board of directors. He has adopted this trading plan to sell substantially all of his holdings in Gymboree Corp. in an orderly fashion. Two of Mr. Moldaw’s family members have also established similar trading plans to sell substantially all of their holdings in Gymboree Corp.

Rule 10b5-1 of the Securities Exchange Act of 1934 allows insiders to adopt written plans for trading securities in a non-discretionary, pre-scheduled manner in order to avoid concerns about initiating stock transactions while aware of nonpublic information. Such plans also allow insiders to diversify their holdings and minimize the market effect of stock sales by spreading them over time.

About The Gymboree Corporation
The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of August 30, 2003, the Company operated a total of 602 stores: 583 Gymboree® retail stores (532 in the United States, 27 in Canada, and 24 in Europe) and 19 Janie and JackTM retail shops in the United States. The Company also operates online stores at gymboree.com and janieandjack.com, and offers directed parent-child developmental play programs at 544 franchised and company-operated centers in the United States and 26 other countries.

###